Exhibit 10.5

EXECUTION VERSION

AMENDED AND RESTATED

EQUITY CONTRIBUTION AGREEMENT

Dated as of May 22, 2018

among

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

and

CHENIERE ENERGY, INC.

TABLE OF CONTENTS

1.	Definitions	2

2.	Equity Funding Amount	2

3.	[Reserved]	3

4.	Funding Requirements	3

5.	Absolute Obligation; Waivers	4

6.	Representations and Warranties of Parent	6

7.	Amendments, Etc.	7

8.	Notices	7

9.	No Waiver; Remedies	7

10.	Continuing Agreement	7

11.	Assignment; Transfer	7

12.	Limitation of Liability	8

13.	Remedies Cumulative	8

14.	Governing Law	8

15.	Waiver of Jury Trial	8

16.	Consent to Jurisdiction	8

17.	Counterparts	9

18.	Termination of Early Works Equity Contribution Agreement	9

19.	Amendment and Restatement	9

(i)

AMENDED AND RESTATED

EQUITY CONTRIBUTION AGREEMENT

This AMENDED AND RESTATED EQUITY CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 22, 2018, is between CHENIERE CORPUS CHRISTI HOLDINGS, LLC, a Delaware limited liability company (the “Company”), and CHENIERE ENERGY, INC., a Delaware corporation (“Parent”).

RECITALS

A. Corpus Christi Liquefaction, LLC (“CCL”) and Cheniere Corpus Christi Pipeline, L.P. (“CCP”), each a direct wholly-owned subsidiary of the Company and indirect wholly-owned subsidiary of Parent, are engaged in the development, construction, operation, and maintenance of facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay;

B. The initial phase comprised of the development by CCL of a liquefaction facility comprised of two Trains, two LNG storage tanks and a marine berth, with related onsite and offsite utilities and supporting infrastructure (the “Initial Corpus Christi Terminal Facilities”) and the development by CCP of a 23-mile-long Gas pipeline and related compression stations, meter station and required interconnects originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas (the “Corpus Christi Pipeline” and together with the Initial Corpus Christi Terminal Facility, the “Initial Project Facilities”);

C. CCL intends to develop, construct, operate, maintain an additional Train, LNG storage tank and marine berth, with related onsite and offsite utilities and supporting infrastructure (the “Second Phase Facilities” and together with the Initial Project Facilities, the “Corpus Christi Terminal Facility”);

D. To finance the development of the Initial Project Facilities, the Company incurred senior secured debt pursuant to a Common Terms Agreement, dated as of May 13, 2015, among the Company, CCL, CCP, Cheniere Corpus Christi Pipeline GP, LLC (“CCP GP”) and Société Générale, as the Term Loan Facility Agent on behalf of itself and the Term Lenders and as the Intercreditor Agent for the Facility Lenders, and each other Facility Agent on behalf of itself and on behalf of the Facility Lenders under its Facility Agreement from time to time (as amended prior to the date hereof, the “Original Common Terms Agreement”) and related Finance Documents, entered into an Equity Contribution Agreement, dated as of May 13, 2015, between the Company and Parent (the “Original Equity Contribution Agreement”) and entered into the Early Works Equity Commitment Agreement, dated as of December 11, 2017, between the Company and Parent (the “Early Works Equity Contribution Agreement”); and

E. Prior to the date hereof, Cash Equity Funding in an amount equal to $2,222,816,400 has been provided to the Company pursuant to the Original Equity Contribution Agreement and the Early Works Equity Contribution Agreement;

F. To finance the development of the Second Phase Facilities, the Company intends to incur senior secured debt pursuant to an amendment and restatement of the Original Common Terms Agreement, to be entered into on or about the date hereof, among the Company, CCL, CCP, CCP GP and Société Générale, as the Term Loan Facility Agent on behalf of itself and the Term Lenders and as the Intercreditor Agent for the Facility Lenders, and each other Facility Agent on behalf of itself and on behalf of the Facility Lenders under its Facility Agreement from time to time (as amended, restated or supplemented from time to time, the “Common Terms Agreement”) and related Finance Documents, and it is a condition to the closing of such debt that the Original Equity Contribution Agreement shall have been amended and restated as set forth herein; and

G. The Company and Parent desire to enter into this Agreement in order to amend and restate the Original Equity Contribution Agreement and set out certain provisions regarding, among other things, the obligation of Parent to provide certain equity funding to the Company.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1. Definitions. Unless the context otherwise requires, or unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings assigned to those terms in the Common Terms Agreement and will be interpreted according to Section 1 of the Common Terms Agreement. In addition, the terms set out below have the respective meanings given to such terms below.

“Cash Equity Funding” means cash contributions made, directly or indirectly, to the Company by Parent or an Affiliate of Parent.

“Equity Discharge Date” means the earlier of (a) the Project Completion Date and (b) the date on which the Company has received, directly or indirectly, from Parent the Equity Funding Amount.

“Equity Funding Amount” means $1,131,514,356.37 (which does not include any Cash Equity Funding that has been funded to the Company prior to the Second Phase Closing Date), as reduced from time to time pursuant to Section 2(d) (Equity Funding Amount); provided that the amount may be increased at any time by Parent at its sole discretion by sending a written notice to the Company and the Intercreditor Agent specifying the incremental amount of Cash Equity Funding to be included within the Equity Funding Amount.

2. Equity Funding Amount.

(a) Parent hereby irrevocably agrees to provide Cash Equity Funding to the Company in an amount up to the Equity Funding Amount in accordance with this Agreement.

(b) Except as set forth in clause (c) below, Parent shall pay, or cause to be paid, to the Company Cash Equity Funding in amounts from time to time up to the Equity Funding Amount on the date or dates specified by the Company in one or more requests for funds delivered by the Company to Parent or at the discretion of Parent at any time notified by Parent to the Company; provided that if the Company requests funds from Parent hereunder, Parent shall only be obligated to pay, or cause to be paid, to the Company any such Cash Equity Funding after the Senior Debt Commitments under the Term Loan Facility Agreement have been reduced to zero and to the extent Cash Flows under clauses (a) and (b) of the definition thereof are unavailable to fund Project Costs as certified by the Company to Parent in a request for funding hereunder from the Company to Parent.

(c) At any time prior to the Project Completion Date:

(i) upon the occurrence of a Declared Event of Default and, except to the extent such acceleration is stayed or prevented due to the Bankruptcy of a Loan Party, the acceleration of any Senior Debt pursuant to the Finance Documents, in each case that is Continuing, at the written demand of the Security Trustee, Parent shall, within 10 Business Days, pay or cause to be paid to the Security Trustee for deposit in the Enforcement Proceeds Account or Construction Account as instructed by the Security Trustee, all remaining Cash Equity Funding required such that the Company has received the full Equity Funding Amount; and

(ii) upon the occurrence of a Parent Bankruptcy, Parent shall, within 10 Business Days, pay or cause to be paid to the Company all remaining Cash Equity Funding required such that the Company has received the full Equity Funding Amount.

(d) The Company may reduce the Equity Funding Amount dollar-for-dollar by amounts of Non-Base Case Cash Flows applied by the Loan Parties to pay Project Costs prior to the Project Completion Date; provided that, prior to such reduction, (x) as of the date of the certification referred to in subclause (y) hereof, no Event of Default or Unmatured Event of Default shall have occurred and be Continuing, and (y) the Company shall have delivered a certificate to the Intercreditor Agent certifying as to clause (x) above and further certifying:

(i) the amount and source of Non-Base Case Cash Flows that were applied to pay Project Costs;

(ii) the type of Project Costs paid with Non-Base Case Cash Flows and date on which such Project Costs were so paid (which shall have been prior to the Project Completion Date);

(iii) the amount by which the Company is reducing the Equity Funding Amount (which shall be no greater than the amount of Non-Base Case Cash Flows identified in such certificate pursuant to Section 2(d)(i) above);

(iv) the updated aggregate Equity Funding Amount (taking into account such reduction and any prior reductions); and

(v) the amount of such Equity Funding Amount remaining available to be requested by the Company under this Agreement.

3. [Reserved]

4. Funding Requirements.

(a) Parent shall pay or cause to be paid all Cash Equity Funding required to be paid or caused to be paid by it under Section 2 by wire transfer of immediately available funds to the Equity Proceeds Account pursuant to Section 4.5(b) of the Common Security and Account Agreement, for application in accordance with the Common Security and Account Agreement other than as set forth in Section 2(c) above.

(b) Capital contributions made to satisfy Cash Equity Funding obligations under this Agreement will be made on account of equity interests previously issued, and neither Parent nor any Subsidiary or Affiliate of Parent shall be entitled to receive, and the Company will not be required to issue, new equity interests.

5. Absolute Obligation; Waivers.

(a) The obligations of Parent under Sections 2 and 4 are absolute and unconditional under any and all circumstances, including the existence of any obligation or indebtedness owing by either the Company (or its subsidiaries) or Parent to Parent or any Affiliate of Parent (cumulatively, the “Cheniere Group”) or of any set-off, counterclaim, recoupment, defense or other right or claim that any member of the Cheniere Group may have against any other member of the Cheniere Group or any other Person, the dissolution, bankruptcy, insolvency or reorganization of the Company or any other member of the Cheniere Group, or any other Person or the pendency against the Company or any other member of the Cheniere Group, or any other Person of any case, suit or proceeding under any bankruptcy or insolvency law or any other law providing for the relief of debtors or any other circumstances whatsoever that might otherwise constitute an excuse for non-performance of the obligations of Parent under Sections 2 or 4, whether similar or dissimilar to any of the circumstances herein specified. Parent hereby unconditionally and irrevocably waives and relinquishes, to the maximum extent permitted by applicable Laws, all of the following rights and remedies and agrees not to assert or take advantage of any such rights or remedies, including:

(i) any right to require the Security Trustee or the Senior Creditors to proceed against the Company, or any other Person or to proceed against or exhaust any security or Collateral held by the Security Trustee or any other Senior Creditors at any time or to pursue any other remedy in the Security Trustee’s or any other Senior Creditor’s power before proceeding against Parent;

(ii) any defense that may arise by reason of the lack of power or authority, dissolution, merger or termination of Parent, the Company, or any other Person or the failure of the Security Trustee or any other Senior Creditor to file or enforce a claim against the estate (in administration, a Bankruptcy Proceeding or any other proceeding) of Parent, the Company, or any other Person;

(iii) any defense based on any offset against any amounts that may be owed by the Loan Parties to Parent for any reason whatsoever;

(iv) promptness, diligence, demand, presentment, protest and notice of any kind (other than any notices required hereby), including notice of any action or non-action on the part of the Company, the Security Trustee, Senior Creditors, any endorser or creditor of the foregoing, or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Security Trustee or the Senior Creditors as Collateral or in connection with any amounts due under this Agreement or any other Finance Document;

(v) any defense of setoff or counterclaim that may at any time be available to or asserted by the Company or any Affiliates of the Company against the Security Trustee, the Senior Creditors or any other Person under any Finance Document;

(vi) any duty on the part of the Security Trustee or any Senior Creditors to disclose to Parent any facts any Senior Creditors may now or hereafter know about the Company or the Project;

(vii) any defense based on any change in the time, manner or place of any payment or performance under, or in any other term of, any Finance Document, or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of any Finance Document; and

(viii) any defense arising by reason of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the amounts due under this Agreement or any other Finance Document (or any interest on all or any part of the amounts due under this Agreement or any other Finance Document) in or as a result of any such proceeding, any failure of the Security Trustee to file a claim in any such proceeding, or the occurrence of any of the following: (i) the election by the Security Trustee, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (ii) any extension of credit or the grant of any lien or encumbrance under Section 364 of the Bankruptcy Code, (iii) any use of cash collateral under Section 363 of the Bankruptcy Code, or (iv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.

(b) The obligations of Parent to contribute or cause to be contributed Cash Equity Funding as provided in Sections 2 or 4 will not be affected by any default by the Loan Parties in the performance or observance of any of their agreements or covenants in any of the Finance Documents to which any of them are party; will not be subject to any abatement, reduction, limitation, impairment, termination, set-off, defense, counterclaim or recoupment whatsoever or any right to any thereof; and will not be released, discharged or in any way affected by any reorganization, arrangement, compromise or plan affecting any Loan Party, or by any compromise, settlement, release, modification, amendment (whether material or otherwise), waiver or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Finance Documents; or by the occurrence of any Unmatured Loan Facility Event of Default, Loan Facility Event of Default or other default or event of default under the Finance Documents; or by the taking or omission of any action referred to in any of the Finance Documents; or by the exchange, surrender, substitution or modifications of any security for the Senior Debt; or by any lack of validity or enforceability of the Finance Documents, whether or not Parent has notice or knowledge of any of the foregoing.

(c) Without limitation of the foregoing clause (a) or (b) of this section, Parent hereby irrevocably waives, to the extent it may do so under the law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy with respect to the Company. Specifically, in the event that the trustee (or similar official) in a Bankruptcy with respect to the Company or the debtor-in-possession takes any action (including the institution of any action, suit or other proceeding for the purpose of enforcing the rights of the Company, under this Agreement or any other Finance Document), Parent shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement or any other Finance Document is an executory contract or a “financial accommodation” that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Sections 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Code, or equivalent provisions of the law of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If a Bankruptcy with respect to the Company shall occur, Parent agrees, after the occurrence of such Bankruptcy, to reconfirm in writing, to the extent permitted by applicable laws, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws of any other jurisdiction with respect to proceedings and, to give effect to such waiver, Parent consents, to the fullest extent it may do so under applicable law, to the assumption and enforcement of each provision of this Agreement and any other Finance Document by the debtor-in-possession or the trustee in bankruptcy of the Company.

6. Representations and Warranties of Parent. On the date hereof and on the date of each Cash Equity Funding advance made pursuant to Sections 2 and 4, Parent represents and warrants as follows:

(a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) It has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it and (assuming the due execution and delivery by the counterparty hereto) is in full force and effect and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(c) The execution and delivery of this Agreement and the performance by it of this Agreement in all material respects do not and will not require any consent or approval of any Person that has not been obtained, which consent or approval (to the extent obtained) remains in full force and effect;

(d) The execution, delivery and performance by it of this Agreement do not and will not:

(i) violate any of the terms or provisions of Parent’s Constitutional Documents in any material respect;

(ii) constitute a default under any agreement, instrument or arrangement to which it is a party or by which it or any of Parent’s properties or assets are bound (in each case which is material to the conduct of its business);

(iii) violate any material Government Rule;

(iv) violate any provision of any Permit applicable to Parent or the Project (in each case which is material to the conduct of the Parent’s business or the Project); or

(v) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the properties now owned or hereafter acquired by the Company.

7. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any party hereto therefrom, will, in any event, be effective unless in writing and signed by all parties hereto, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

8. Notices. Any notice, claim, request, demand, consent, designation, direction, instruction, certificate, report or other communication to be given under or in connection with this Agreement must be given in writing and will be deemed duly given when (i) personally delivered; (ii) sent by facsimile transmission (with transmittal confirmation or acknowledgment of receipt, whether written or oral); (iii) sent by electronic mail (with electronic confirmation of receipt); or (iv) five days have elapsed after mailing by certified or registered mail, postage pre-paid, return receipt requested, in each case addressed to a Person at its address, e-mail address, or facsimile transmission number as indicated in Schedule 1 hereto or to such other address, e-mail address, or facsimile transmission number of which such Person has given notice. Each party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

9. No Waiver; Remedies. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10. Continuing Agreement. This Agreement is a continuing agreement and will (i) remain in full force and effect until the Equity Discharge Date, (ii) be binding upon the Company and Parent and their respective permitted successors and assigns and (iii) inure to the benefit of and be enforceable by the Company and Parent and their respective permitted successors, transferees and assigns.

11. Assignment; Transfer.

(a) Neither the Company nor Parent may assign or be released from its obligations hereunder without the consent of the other parties hereto. Parent expressly acknowledges that the Company has pledged and assigned all of its rights under this Agreement to secure the Senior Debt Obligations.

(b) No transfer or assignment by Parent of all or any portion of its direct or indirect equity interests in the Company will relieve Parent of its obligations under this Agreement.

12. Limitation of Liability. Subject to Section 2(c), neither Parent nor any of its Affiliates (other than the Company, Holdco, CCL, CCP and CCP GP, in each case solely in accordance with the Finance Documents) will be personally liable for payments of Senior Debt Obligations or any other amounts or liabilities due under the Finance Documents or for the performance of any obligation thereunder.

13. Remedies Cumulative. Each and every right and remedy of the Company is, to the extent permitted by law, cumulative and is in addition to any other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States, without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.

15. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Finance Documents or the transactions contemplated thereby.

16. Consent to Jurisdiction.

(a) Each party hereto, as contemplated by Section 14 shall consent to the non-exclusive jurisdiction of the courts of the State of New York (except as otherwise specifically provided herein).

(b) Each party hereto:

(i) hereby irrevocably consents and agrees that the federal or state courts in the Borough of Manhattan, the City of New York shall have jurisdiction over any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of, or in connection with, this Agreement and the Loans;

(ii) irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any such court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum; and

(iii) irrevocably consents and agrees that the submission to the jurisdiction of the federal or state courts in the Borough of Manhattan, the City of New York shall not limit the rights of the parties hereto to bring any action or proceeding in any other court of competent jurisdiction nor shall the bringing of any action or the taking of any proceedings in any other jurisdiction (whether concurrently or not) limit such rights, in each case, to the extent permitted by applicable law.

(c) Without prejudice to any other mode of service allowed under any relevant law, the Company:

(i) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(ii) shall maintain a duly appointed and authorized agent for service of process in relation to any proceedings before the federal or state courts of the Borough of Manhattan, the City of New York in connection with this Agreement and shall keep the Intercreditor Agent advised of the identity and location of such agent and acknowledges that it shall appoint Corporation Service Company (CSC) as its agent for service of process at its registered office (being, on the Signing Date, at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401); and

(iii) shall irrevocably authorize the Intercreditor Agent to appoint an agent for service of process on its behalf should it at any time fail to maintain in full force and effect a process agent in accordance with this Section 16.

(d) Each of the parties hereto agrees that upon service of process to the Company’s agent for service of process appointed for such purpose under clause (c) above, a copy of such process shall be delivered to the Company, in accordance with the procedure for notices set forth in Schedule 1 attached hereto, provided that the non-delivery of such copy shall not affect the enforceability of such process validly served upon such agent.

17. Counterparts. This Agreement may be executed in counterparts (and by different parties in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) will be effective as delivery of a manually executed counterpart of this Agreement.

18. Termination of Early Works Equity Contribution Agreement. Each of the parties agree that the Early Works Equity Contribution Agreement is terminated as of the date hereof.

19. Amendment and Restatement. This Agreement amends, restates and supersedes the Original Equity Contribution Agreement in its entirety.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

By:	/s/ Lisa C. Cohen
Name:	Lisa C. Cohen
Title:	Treasurer

CHENIERE ENERGY, INC.

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Equity Contribution Agreement

SCHEDULE 1

NOTICE INFORMATION

Cheniere Corpus Christi Holdings, LLC

700 Milam, Suite 1900

Houston, Texas 77002

Attention: Treasurer

Telephone: 713-375-5000

Facsimile: 713-375-6000

Email: lisa.cohen@cheniere.com

Cheniere Energy, Inc.

700 Milam, Suite 1900

Houston, Texas 77002

Attention: Treasurer

Telephone: 713-375-5000

Facsimile: 713-375-6000

Email: lisa.cohen@cheniere.com

Schedule 1 – Page 1